Filed pursuant to Rule 433

dated August 1, 2024

Relating to

Preliminary Pricing Supplement dated August 1, 2024

to Prospectus Supplement dated February 28, 2024 and

Prospectus dated November 13, 2023

Registration Statement No. 333-275512

Pricing Term Sheet for 5.300% Secured Medium-Term Notes, Series Q, due August 1, 2054

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: August 1, 2024

Original Issue Date/Settlement Date: August 5, 2024, which is the second business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery will be required, because the Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $500,000,000

Price to Public: 99.539% of Principal Amount, plus accrued interest, if any, from August 5, 2024 if settlement occurs after that date

Interest Rate: 5.300% per annum

Interest Payment Dates: February 1 and August 1, commencing February 1, 2025

Redemption: As specified in Preliminary Pricing Supplement dated August 1, 2024. Make whole amount prior to February 1, 2054 to be determined at a discount rate equal to the Treasury Rate plus 20 basis points (0.200%).

Maturity Date: August 1, 2054

CUSIP: 74456QCT1

Joint Book-Running Managers:

Citigroup Global Markets Inc. ($88,750,000)

Mizuho Securities USA LLC ($88,750,000)

Scotia Capital (USA) Inc. ($88,750,000)

Wells Fargo Securities, LLC ($88,750,000)

Co-Managers:

Barclays Capital Inc. ($25,000,000)

BofA Securities, Inc. ($25,000,000)

MUFG Securities Americas Inc. ($25,000,000)

RBC Capital Markets, LLC ($25,000,000)

TD Securities (USA) LLC ($25,000,000)

AmeriVet Securities, Inc. ($10,000,000)

MFR Securities, Inc. ($10,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Mizuho Securities USA LLC toll-free at (866) 271-7403, Scotia Capital (USA) Inc. toll-free at (800) 372-3930, or Wells Fargo Securities, LLC toll-free at (800) 645-3751.